Exhibit 10.64

AMENDMENT NO. 1 TO SALE BONUS LETTER AGREEMENT

This Amendment No. 1 to the Sale Bonus Letter Agreement (this “Amendment”) is entered into as of December 2, 2011, by and between (i) Jeffery D. Nigh (“you”) and (ii) GSE Holding, Inc. (the “Company”).  You and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”  Unless otherwise specified herein, capitalized terms used in this Amendment have the meanings set forth in the Sale Bonus Letter Agreement (as defined below).

WHEREAS, the Parties are each a party to that certain Sale Bonus Letter Agreement, dated as of September 15, 2010 (as amended, the “Sale Bonus Letter Agreement”).

WHEREAS, Section 6(a) of the Sale Bonus Letter Agreement provides that amendments may be made to the Sale Bonus Letter Agreement by execution of a writing signed by you and the Company.

WHEREAS, you and the Company wish to amend certain provisions of the Sale Bonus Letter Agreement as set forth herein.

NOW, THEREFORE, you and the Company hereby agree as follows:

1.                                       Amendment to Section 1(a).  Section 1(a) of the Sale Bonus Letter Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                            If a Sale of the Company is consummated, then, subject to the terms and conditions of this Agreement, you shall be entitled to receive from the Company, or one of its Affiliates, a one-time cash payment (the “Sale Bonus”) in an aggregate amount equal to three quarters of one percent (0.75%) of the Net Equity Proceeds from such Sale of the Company.  The Sale Bonus shall not be paid unless you remain continuously employed by Company or any of its subsidiaries from the date hereof until the date the Sale Bonus (or each component thereof) contemplated under this Agreement is paid.”

2.                                       Amendment to Section 1(e).  Section 1(e) of the Sale Bonus Letter Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                            In the event that the Sale Bonus is paid on account of a Public Offering, (i) the Net Equity Proceeds shall be determined in good faith by the board of directors of the Company as though 100% of the capital stock of the Company was sold in a Sale of the Company immediately prior to the Public Offering and (ii) the Sale Bonus will be paid to you (x) in shares of the Company’s Common Stock with a fair market value equal to 65% of the Sale Bonus and (y) 35% in the form of cash.”

3.                                       Schedule A. A new Schedule A is hereby added to the Sale Bonus Letter Agreement to read as follows:

For example, assuming (i) an Initial Public Offering price of $14.00 per share, (ii) 10,809,987 shares of the Company’s common stock, (iii) 1,474,111 options (on a net settlement basis) to purchase the Company’s common stock and (iv) bonuses to be issued pursuant to bonus letter agreements with you and certain other executives equal in value to 714,947 shares (assuming a value of $14.00 per share), the Net Equity Proceeds will be $181,986,630. Your 0.75% allocation of such Net Equity Proceeds would be payable as follows: (a) 63,370 shares of common stock (65%) and (b) $477,715 in cash (35%).

4.                                       Miscellaneous.  The provisions of the Sale Bonus Letter Agreement set forth in Section 6 thereof shall apply mutatis mutandis to this Amendment. The Sale Bonus Letter Agreement, as amended hereby, is and remains in full force and effect.

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IN WITNESS WHEREOF, the Parties set forth below have executed this Amendment as of the date first above written.

GSE HOLDING, INC.

By:	/s/ Mark C. Arnold
Name:	Mark C. Arnold
Its:	Chief Executive Officer

By:	/s/ Jeffery D. Nigh
Name:	Jeffery D. Nigh

Signature Page to Amendment No. 1 to the Sale Bonus Letter Agreement